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                                                                    EXHIBIT 3.47

                            ARTICLES OF INCORPORATION

                                       OF

                   FIR LANE TERRANCE CONVALESCENT CENTER, INC.

                  KNOW ALL MEN BY THESE PRESENTS: That we, the undersigned, Roberta L. Goodwin and Marvin H. Goodwin, all natural persons of full legal age, and citizens of the United States of America, having this day voluntarily associated ourselves for the purpose of organizing a corporation under the laws of the State of Washington, do, to that end and for that purpose and object, make, subscribe and acknowledge these written Articles of Incorporation in triplicate.

                                   ARTICLE I

                  The name of this corporation shall be "FIR LANE TERRACE CONVALESCENT CENTER, INC."

                                   ARTICLE II

                  The duration of the corporation shall be perpetual.

                                  ARTICLE III

                  The purposes for which this corporation is formed are as follows:

                  1. To engage in the business of operating a convalescent and nursing home and such other activities as may from time to time be necessary, convenient or incidental to the business of the corporation.

                  2. To purchase, lease, hold, mortgage, sell and transfer real or personal property of all kinds and descriptions.

                  3. To appoint such officers, agents, servants and employees as the business of the corporation may from time to time require; to define their powers, to prescribe their duties; to fix their compensation, and to discharge them, in accordance with the laws of the State of Washington.

                  4. To make and use a corporate seal, and to alter the same at pleasure.

                  5. To make By-Laws not inconsistent with these Articles, the laws of the State of Washington or the United States.

                  6. To have all powers necessary and proper for the management of property, the regulation of the affairs of this corporation, the transfer of its stock and for carrying on all kinds of business within the purposes of the corporation.

                  7. To act as broker in the purchase or sale of any and all kinds of personal or real property, including insurance, and to charge for such services.



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                  8. To construct, purchase, or otherwise acquire; to own, hold, lease, mortgage, pledge or hypothecate; to sell, assign, manage, conduct, develop, improve and in every lawful way and manner to deal in and with any and all kinds of property rights and assets.

                  9. To apply for, obtain, hold and use any federal, state, municipal and/or foreign licenses or permits required in connection with the business of the corporation.

                  10. To buy, sell, manufacture, produce and dispose of all kinds of goods, wares, merchandise, commodities and supplies, to generally engage in and carry on any form of manufacturing, mercantile, contracting or transportation enterprise necessary, convenient or incidental to the business of the corporation.

                  11. To loan money of the corporation and take and hold security for the same.

                  12. To borrow money for any of the purposes of the corporation and to secure the same with bonds or mortgages.

                  13. To enter into, make, perform and carry out contracts of every sort and kind with any person, firm, corporation, public, private or municipal, or body politic, and with the Government of the United States, any state or territory thereof, or any foreign government.

                  14. It is intended that the foregoing clauses shall be considered as powers, as well as the purposes of this corporation, and the foregoing enumeration of specific powers and purposes shall not be held in any way to limit or restrict the general powers and privileges which may be exercised by or under the laws of the State of Washington, particularly those referred to in Section 23A.08.020, Revised Code of Washington.

                                   ARTICLE IV

                  The amount of the total authorized capital stock of this corporation is $50,000.00, divided into Five Thousand Shares of common stock of the par value of $10.00 for each share of said stock.

                                   ARTICLE V

                  The voting power of this corporation shall be vested in the common stock, each share of which shall be entitled to one vote.

                                   ARTICLE VI

                  The corporation, in conformity with the provisions of Section 23A.12.020, R.C.W., sub-section 8, will not commence business until consideration of the value of at least $500.00 has been received for the issuance of shares.

                                  ARTICLE VII

                  In the event that any stockholder desires to sell his share or shares of stock, he must first offer them for sale to the remaining stockholder at the book value thereof, it being the intention hereof to give them a preference in the purchase of the same, and any attempted sale in


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violation of this provision shall be null and void. A stockholder desiring to sell his stock shall file notice in writing of his intention to so do with the Secretary of the corporation, and unless the stock so offered for sale is purchased by any or all of the other stockholders within 120 days thereafter, they shall be deemed to have waived their privilege of purchasing the same, and said stockholder shall be at liberty to sell to any one else.

                                  ARTICLE VIII

                  The location and the post office address of the registered office of this corporation in the State of Washington shall be 260 Island Lake Drive, Shelton, Washington 98584; and the name of its registered agent at said address is Roberta L. Goodwin.

                                   ARTICLE IX

                  The initial Board of Directors shall be two in number and the names and post office addresses of the directors who shall manage its affairs from the time of incorporation until the first annual meeting on the 15th day of November, 1979, or until their successors be elected and qualified are as follows:

NAME                                ADDRESS

Roberta L. Goodwin                  260 Island Lake Drive, Shelton, WA.  98584
Marvin H. Goodwin                   260 Island Lake Drive, Shelton, WA  98584






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